As filed with the Securities and Exchange Commission on June 17, 2010
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRECISION DRILLING CORPORATION
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or Other Jurisdiction of Incorporation or Organization)	1381 (Primary Standard Industrial Classification) Code Number (if applicable))	Not Applicable (I.R.S. Employer Identification Number (if applicable))
4200, 150 – 6th Avenue S.W.
Calgary, Alberta
Canada T2P 3Y7
(403) 716-4500
(Address and telephone number of Registrant’s principal executive offices)
Precision Drilling Oilfield Services Corporation,
Attn: Kenneth J. Haddad, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, (713) 435-6184
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Joanne L. Alexander Vice President, General Counsel and Corporate Secretary Precision Drilling Corporation 4200, 150 – 6th Avenue S.W. Calgary, Alberta Canada T2P 3Y7	Robert C. Lando, Esq. Osler, Hoskin & Harcourt LLP 620 Eighth Avenue – 36th Floor New York, New York 10018
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective

Province of Alberta, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):
A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.	☒	At some future date (check the appropriate box below):
1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)
2.	☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box.   ☒

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered (1)(2)(3)	per Security	price (2)	registration fee (5)
Common Shares (4)
Preferred Shares
Debt Securities
Warrants
Subscription Receipts
Total	U.S.$777,600,000	100%	U.S.$777,600,000	U.S.$55,443

(1)	In U.S. dollars or the equivalent thereof in foreign denominated currencies or currency units.

(2)	Estimated solely for purposes of calculating the registration fee. There are being registered under this Registration Statement such indeterminate number of common shares of the Registrant, such indeterminate number of preferred shares of the Registrant, such indeterminate number of debt securities of the Registrant, such indeterminate number of warrants of the Registrant and such indeterminate number of subscription receipts of the Registrant as shall have an aggregate initial offering price not to exceed U.S.$777,600,000. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)	Based upon a proposed maximum aggregate offering price of Cdn$800,000,000 at an exchange rate of U.S.$0.9720 = Cdn.$1.00, the Bank of Canada noon day exchange rate for the Canadian dollar.

(4)	Includes associated rights issued pursuant to the shareholder rights plan agreement between the Registrant and Computershare Trust Company of Canada made as of June 1, 2010, which may not be exercised or traded separately from the common shares unless and until certain specified events occur.

(5)	The Registrant is a successor to Precision Drilling Trust (“PDT”) within the meaning of Rule 405 of Regulation C. PDT paid an aggregate of U.S.$31,440 in connection with the Registration Statement on Form F-10 (File No. 333-156844) initially filed by it on January 22, 2009 to register U.S.$800,000,000 of securities of PDT. By Post-Effective Amendment No. 1 thereto filed on May 28, 2010, U.S.$627,500,000 of unsold securities were removed from registration. The pro rata portion of the previously paid fee relating to the unsold securities was U.S.$24,600.75. Accordingly, U.S.$24,600.75 is being offset against the total registration fee due for this Registration Statement.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about the securities and it is an offence to claim otherwise.
A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purposes of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.
This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about the securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.
Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Corporate Services of Precision Drilling Corporation, at 4200, 150 — 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, telephone 403-716-4500, and are also available electronically at www.sedar.com.
PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	June 17, 2010
Precision Drilling Corporation
$800,000,000
Common Shares
Preferred Shares
Debt Securities
Warrants
Subscription Receipts
Units
Precision Drilling Corporation (the “Corporation”) may offer and issue, from time to time: (i) common shares (the “Common Shares”); (ii) preferred shares (the “Preferred Shares”); (iii) bonds, debentures, notes or other evidences of indebtedness of any kind, nature or description (the “Debt Securities”); (iv) warrants to purchase Common Shares, Preferred Shares or Debt Securities (the "Warrants”); (v) subscription receipts (the “Subscription Receipts”); and (vi) units (the “Units” and together with the foregoing, collectively, the “Securities”) of up to $800,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars) during the 25 month period that this prospectus, including any amendments thereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more shelf prospectus supplements (each, a “Prospectus Supplement”).
The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the issue price (in the event the offering is a fixed price distribution), the currency in which the Common Shares are offered and any other terms specific to the Common Shares being offered; (ii) in the case of Preferred Shares, the number of Preferred Shares offered, the issue price (in the event the offering is a fixed price distribution), the currency in which the Preferred Shares are offered and any other terms specific to the Preferred

Shares being offered; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (iv) in the case of Warrants, the designation, number and terms of the Common Shares, Preferred Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are offered and any other terms specific to the Warrants being offered; (v) in the case of Subscription Receipts, the number of Subscription Receipts offered, the issue price, the terms, conditions and procedures for the conversion or exercise of such Subscription Receipts into or for Common Shares, Preferred Shares or other securities and any other terms specific to the Subscription Receipts being offered; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units, including the circumstances under which the Securities comprising the Units may be held or transferred separately, any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units and any other terms specific to the Units being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities. The Corporation may also include in a Prospectus Supplement specific terms pertaining to the Securities which are not within the options and parameters set forth in this prospectus.
All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to prospective purchasers together with this prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this prospectus as of the date of the Prospectus Supplement and only for the purposes of the offering of Securities to which the Prospectus Supplement pertains.
We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian GAAP (as defined herein), and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.
Owning the Securities may subject you to tax consequences both in the United States and Canada. This prospectus or the Prospectus Supplements may not describe these tax consequences fully. You should read the tax discussion in the Prospectus Supplements.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Alberta, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and all or a significant portion of our assets are located in Canada.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved the Securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Corporation may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the sale of such Securities and the compensation of any such underwriters, dealers or agents. Except as set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”. The issued and outstanding Common Shares of the Corporation are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “PD” and on the New York Stock Exchange (the “NYSE”) under the symbol “PDS”. No underwriter, dealer or agent in Canada or the United States has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

Any offering of Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units would be a new issue of securities. There is no market through which the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units may be sold and purchasers may not be able to resell the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units purchased under this prospectus or any Prospectus Supplement. This may affect the pricing of the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units in the secondary market (if any), the transparency and availability of trading prices (if any), the liquidity of the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units (if any), and the extent of issuer regulation. See “Risk Factors”. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units will not be listed on any securities exchange.
An investment in the Securities involves risks. See “Risk Factors”.
The offering of Securities hereunder is subject to approval of certain legal matters on behalf of the Corporation by Bennett Jones LLP, Calgary, Alberta and Osler, Hoskin & Harcourt LLP, New York, New York and, in respect of certain federal income tax matters on behalf of the Corporation, by Felesky Flynn LLP, Calgary, Alberta and Mayer Brown LLP, Chicago, Illinois.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
EXCHANGE RATE INFORMATION	1
WHERE YOU CAN FIND MORE INFORMATION	1
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	2
DOCUMENTS INCORPORATED BY REFERENCE	2
FORWARD-LOOKING STATEMENTS	4
PRECISION DRILLING CORPORATION	5
RECENT DEVELOPMENTS	5
The Arrangement	5
General	6
CONSOLIDATED CAPITALIZATION	6
PRIOR SALES	7
Prior Sales	7
Price Range and Trading Volume of the Common Shares	7
DIVIDEND POLICY	8
USE OF PROCEEDS	8
PLAN OF DISTRIBUTION	8
DESCRIPTION OF COMMON SHARES	9
DESCRIPTION OF PREFERRED SHARES	9
DESCRIPTION OF DEBT SECURITIES	10
General	10
Ranking	12
Registration of Debt Securities	12
Debt Securities in Book Entry Form	12
Debt Securities in Certificated Form	13
DESCRIPTION OF WARRANTS	13
Common Share Warrants	14
Preferred Share Warrants	14
Debt Warrants	15
DESCRIPTION OF SUBSCRIPTION RECEIPTS	15
DESCRIPTION OF UNITS	16
RISK FACTORS	16
ENFORCEABILITY OF CIVIL LIABILITIES	19
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	20
INTEREST OF EXPERTS	20
AUDITORS’ CONSENT	21
CERTIFICATE OF THE CORPORATION	C-1

-i-

ABOUT THIS PROSPECTUS
Unless the context otherwise requires, all references in this prospectus to (i) the “Corporation” means Precision Drilling Corporation and, where the context requires, includes the Corporation and all of its consolidated subsidiaries and any partnership of which the Corporation and/or its subsidiaries are the partners and (ii) the “Trust” means Precision Drilling Trust and, where the context requires, includes the Trust and all of its consolidated subsidiaries and any partnerships of which the Trust and/or its subsidiaries were the partners prior to the completion of the Arrangement (as defined below).
Unless otherwise specifically stated, all financial information included and incorporated by reference in this prospectus is determined using Canadian generally accepted accounting principles, referred to as “Canadian GAAP”. “U.S. GAAP” means generally accepted accounting principles in the United States. The Corporation prepares, and the Trust prepared, its financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, each of the Corporation’s and the Trust’s financial statements included and incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. Prospective investors should refer to note 21 of the Trust’s consolidated financial statements as at and for the year-ended December 31, 2009 for a discussion of the principal differences between the Trust’s financial results and financial condition determined under Canadian GAAP and under U.S. GAAP. Purchasers should also be aware that all financial information of the Corporation incorporated by reference in this prospectus for any period following January 1, 2011 shall be prepared in accordance with International Financial Reporting Standards adopted by the International Accounting Standards Board.
EXCHANGE RATE INFORMATION
In this prospectus, references to “dollars”, “$” and “Cdn.$” are to Canadian dollars, and references to “U.S.$” and “U.S. dollars” are to United States dollars. The exchange rate between the Canadian dollar and the United States dollar used in this prospectus varies depending on the date of the information contained herein.
The following table sets forth: (i) the rates of exchange for the Canadian dollar, expressed in U.S. dollars in effect at the end of each of the periods indicated; (ii) the average of the exchange rates in effect during such periods; and (iii) the high and low exchange rates during each period, in each case based on the Bank of Canada noon day rates.

						Three Months Ended
	Year Ended December 31,					March 31,
	2005	2006	2007	2008	2009	2009	2010
Rate at end of period	0.8577	0.8581	1.0120	0.8166	0.9555	0.7935	0.9846
Average rate for period	0.8254	0.8817	0.9304	0.9381	0.8757	0.8028	0.9615
High for period	0.8690	0.9099	1.0905	1.0289	0.9716	0.8458	0.9888
Low for period	0.7872	0.8528	0.8437	0.7711	0.7692	0.7692	0.9316
On June 17, 2010, the Bank of Canada noon day rate of exchange for the Canadian dollar expressed in U.S. dollars was U.S.$• = Cdn.$1.00.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form F-10 relating to the Securities that the Corporation has filed with the SEC (the “Registration Statement”). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. United States investors should refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to the Corporation and the Securities.
The Corporation files or furnishes annual and quarterly reports, material change reports and other information with the securities commissions or similar regulatory authorities in each of the provinces of Canada and with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements in Canada, which differ from those in the United States. Prospective investors may read and download any public document that the Corporation has filed with securities commissions or similar regulatory authorities in each of the provinces of Canada on the System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR, and which may be accessed at www.sedar.com. Prospective investors may read any document that the Corporation files with or furnishes to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Prospective investors may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact it at www.sec.gov for further information on the public reference room. The Corporation’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval sources.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents are being or will be filed with the SEC as part of the Registration Statement: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consents of KPMG LLP, TD Securities Inc. and Felesky Flynn LLP; and (iii) the powers of attorney from the Corporation’s directors and officers.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this prospectus from documents filed with securities commissions and similar regulatory authorities in Canada and with the SEC.
Under applicable securities laws in Canada and the United States, the Canadian securities commissions or similar regulatory authorities and the SEC allow the Corporation to incorporate by reference certain information that it files with the Canadian securities commissions or similar regulatory authorities, which means that the Corporation can disclose important information to prospective investors by reference to those documents. Information that is incorporated by reference is an important part of this prospectus. The following documents of the Corporation (or its predecessor, the Trust) have been or will be filed with the various securities commissions or similar regulatory authorities in the provinces of Canada and with the SEC and are specifically incorporated by reference into and form an integral part of this prospectus:
1.	the annual information form of the Trust dated March 25, 2010 for the year ended December 31, 2009 (the “AIF”);
2.	the audited comparative consolidated financial statements of the Trust as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, together with the notes thereto and the auditors’ report thereon;
3.	management’s discussion and analysis of the financial condition and results of operations of the Trust for the year ended December 31, 2009;
4.	the unaudited interim consolidated financial statements of the Trust as at and for the three month period ended March 31, 2010, together with the notes thereto;
5.	management’s discussion and analysis of the financial condition and results of operations of the Trust for the three month period ended March 31, 2010;
6.	the material change report of the Trust dated February 16, 2010 with respect to the plan of arrangement under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving, among other things, the conversion of the Trust from an income fund structure to a corporate structure (the “Arrangement”);

7.	the management information circular of the Trust dated April 7, 2010, including the financial statements set forth in Appendices “F” and “G” thereto; and
8.	the material change report of the Corporation dated June 1, 2010 with respect to the completion of the Arrangement.
Any documents of the type required by National Instrument 44-101- Short Form Prospectus Distributions, to be incorporated by reference herein including, without limitation, any material change reports (excluding confidential material change reports), comparative interim financial statements, comparative annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by the Corporation with the securities commissions or similar regulatory authorities in the provinces of Canada subsequent to the date of this prospectus and prior to the termination of any distribution hereunder are deemed to be incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part. In addition, any other report filed with or furnished to the SEC by the Corporation shall be deemed to be incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part, if and to the extent that such report expressly so provides.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Upon a new annual information form and corresponding annual financial statements and related management’s discussion and analysis being filed by the Corporation with, and where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this prospectus, the previous annual information form and all annual financial statements, interim financial statements and the related management’s discussion and analysis, material change reports, business acquisition reports and information circulars filed prior to the commencement of the Corporation’s financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the related management’s discussion and analysis being filed by the Corporation with the applicable securities commissions or similar regulatory authorities during the currency of this prospectus, all interim consolidated financial statements and the related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this prospectus for purposes of future offers and sales of Securities under this prospectus. Upon a new management information circular and proxy statement relating to an annual meeting of holders of the Common Shares (the “Shareholders”) being filed by the Corporation with the applicable securities commissions or similar regulatory authorities during the currency of this prospectus, the management information circular and proxy statement for the preceding annual meeting of Shareholders shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus.
One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to those Securities will be delivered or made available to purchasers of such Securities together with this prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

Prospective investors should rely only on the information contained in or incorporated by reference in this prospectus or any Prospectus Supplement. The Corporation has not authorized anyone to provide prospective investors with different or additional information. The Corporation is not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus, and in certain documents incorporated by reference into this prospectus, including statements that contain words such as “could”, “should”, “can”, “anticipate”, “estimate”, “propose”, “plan”, “expect”, “believe”, “will”, “may” and similar expressions and statements relating to matters that are not historical facts constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking information and statements”). In particular, forward-looking information and statements include, but are not limited to: the global economic crisis and its impact on operations; the performance of the oil and gas industry; the Corporation’s business strategy including the 2010 strategy, growth plans and outlook for the Corporation’s business segments; the Corporation’s financing strategy and compliance with debt covenants; the anticipated benefits of the Arrangement; the impact of fluctuations in commodity prices; the expansion and growth of the Corporation’s business and operations, including the diversification of its earnings base; safety and operating performance; the size and capabilities of the Corporation’s drilling rig fleet; the Corporation’s market share and position in the markets in which it operates; the demand for and status of drilling rigs and other equipment; the decline rate on newly drilled wells; the potential rebound in land drilling activity; the impact of shale gas drilling in Canada and the United States; that unconventional drilling applications will require high performance drilling rigs; that continental natural gas will continue to be part of the long-term energy solution for North America; labour strategy; credit risks; and seasonal and weather conditions affecting the oil and natural gas industry and the demand for the Corporation’s services.
The forward-looking information and statements contained in this prospectus and in certain documents incorporated by reference herein are based on certain assumptions and analysis made by the Corporation in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results, performance or achievements will conform to the Corporation’s expectations and predictions is subject to a number of known and unknown risks and uncertainties which could cause actual results to differ materially from the Corporation’s expectations. Such risks and uncertainties include, but are not limited to: the current global financial crisis and the availability of equity and credit to the Corporation and its customers; the ability of oil and natural gas companies to access external sources of debt and equity capital; industry conditions including capital spending decisions; fluctuations in the level of oil and natural gas exploration and development activities; fluctuations in the demand for contract drilling, well servicing and ancillary oilfield services; fluctuations in interest rates; fluctuations in the price of, the demand for and the supply of, oil and natural gas; foreign currency exposure; the effects of seasonal and weather conditions on operations and facilities; the existence of competitive operating risks inherent in contract drilling, well servicing and ancillary oilfield services; dependence on third party suppliers; foreign operations; general economic, market or business conditions; consumer confidence and the duration of any recessionary period; stock market volatility; changes in laws or regulations, including taxation, environmental and currency regulations; the lack of availability of qualified personnel or management; increases in future capital expenditures and refurbishment, repair and upgrade costs; changes to expected completion times for refurbishment and upgrade projects; sufficiency of funds for required capital expenditures, working capital and debt service; liabilities under laws and regulations protecting the environment; outcomes of litigation, claims and disputes and their effects on the Corporation’s financial condition and results of operations; safety performance; the Corporation’s ability to enter into, and the terms of, future contracts; the inability to carry out plans and strategies as expected; and other unforeseen conditions which could impact the use of services supplied by the Corporation.
Consequently, all of the forward-looking information and statements made in this prospectus and in certain documents incorporated by reference in this prospectus are expressly qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Corporation will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Corporation or its business or operations. Readers are therefore cautioned not to place undue reliance on such forward-looking information and statements. The Corporation is not under any obligation to publicly update or revise any forward-looking information or statements except as expressly required by applicable securities laws.
Readers should be aware that the information contained or incorporated by reference in this prospectus identify additional forward-looking information and statements that could affect the operating results and performance of the Corporation.
PRECISION DRILLING CORPORATION
Pursuant to the Arrangement, the Trust, the predecessor public entity to the Corporation, reorganized its trust structure into a corporate structure. Under the Arrangement, each outstanding trust unit (a “Trust Unit”) of the Trust was exchanged for one Common Share of the Corporation and each outstanding class B limited partnership unit (an “Exchangeable LP Unit”) of Precision Drilling Limited Partnership (“PDLP”) was exchanged for one Common Share of the Corporation. In addition, under the Arrangement, the Trust was terminated and PDLP was dissolved. The Arrangement became fully effective on June 1, 2010 (the “Effective Date”). The Corporation and its subsidiaries now carry on the business previously carried on by the Trust and its subsidiaries. The Corporation’s head and registered office are located at 4200, 150 — 6th Avenue S.W., Calgary, Alberta.
The Corporation carries on the business of the provision of onshore drilling, well servicing and ancillary oilfield services to the oil and gas industry in most conventional and unconventional oil and natural gas basins in Canada and the United States and has an emerging presence in Mexico. The Corporation’s subsidiaries operate a fleet of drilling and service rigs and offer complementary technical services to a broad customer base that provides a substantial foundation for expansion in North America and internationally. This business is carried out in two segments consisting of contract drilling services and completion and production services. In Canada, the contract drilling services segment includes land drilling services, camp and catering services, procurement and distribution of oilfield supplies and the manufacture and refurbishment of drilling and service rig equipment. The completion and production services segment includes service rigs for well completion and workover services, snubbing services, wastewater treatment services and the rental of oilfield surface equipment, tubulars, well control equipment and wellsite accommodations. In the United States, the contract drilling services segment includes land drilling services and trucking services for the movement of the Corporation’s rigs. Internationally, the contract drilling services segment includes land drilling services.
As of the date of this prospectus, the Corporation believes that it is the second largest land driller in North America, based on the number of drilling rigs in its drilling rig fleet. As of the date of this prospectus, the Corporation has a high quality fleet consisting of 351 drilling rigs, 200 service rigs and 20 snubbing units. In addition, the Corporation presently offers its customers a complementary suite of wellsite products and services including camp and catering, wastewater treatment, snubbing and rental equipment. Most of these operations and the service rig business are located in Canada.
RECENT DEVELOPMENTS
The Arrangement
On June 1, 2010, the Corporation announced the completion of the conversion of the Trust to a corporation pursuant to the Arrangement under section 193 of the ABCA, involving the Trust, PDLP, 1194312 Alberta Ltd. (“1194312”), Precision Drilling Corporation (“PDC”) (as it existed prior to the Arrangement), 1521502 Alberta Ltd., 1521500 Alberta Ltd. (“AcquisitionCo”) and the holders of the Trust Units (the “Trust Unitholders”) and Exchangeable LP Units (the “Exchangeable LP Unitholders” and, together with the Trust Unitholders, the “Unitholders”). The Corporation and its subsidiaries now carry on the business previously carried on by the Trust and its subsidiaries and is the successor, by way of amalgamation pursuant to the Arrangement, to 1194312, AcquisitionCo and PDC. Immediately following the completion of the Arrangement, the Trust was terminated and PDLP was dissolved, with the assets thereof being distributed to, and the liabilities thereof being assumed by, the Corporation. Pursuant to the Arrangement, Unitholders received one Common Share for each Trust Unit or Exchangeable LP Unit held.

The Arrangement was approved at the annual and special meeting of the Unitholders held on May 11, 2010, with over 99% of the votes cast by Unitholders being voted in favor of the Arrangement. On May 12, 2010, the Alberta Court of Queen’s Bench granted the final order required in connection with the Arrangement. The Arrangement became effective on the Effective Date.
As a consequence of the Arrangement, the Corporation, as successor to PDC, became the debtor under the senior secured facility (the “Secured Facility”) entered into on December 23, 2008 in connection with the acquisition (the “Acquisition”) of Grey Wolf, Inc. and the $175 million senior unsecured notes (the “Senior Notes”) issued on April 22, 2009. The obligations of the Corporation under the Secured Facility and the Senior Notes continue to be guaranteed by each subsidiary of the Corporation which had previously guaranteed such obligations. The Corporation also assumed all of the covenants and obligations of the Trust in respect of the 15,000,000 warrants issued by the Trust on April 22, 2009, which may now be exercised to acquire Common Shares at the option of the holder thereof at any time prior to 5:00 p.m. (Calgary time) on April 22, 2014 at an exercise price of $3.22 per Common Share, subject to adjustment in certain events.
The trading of the Common Shares commenced on the TSX on June 3, 2010 under the trading symbol “PD” and on the NYSE on June 2, 2010 under the trading symbol “PDS”. The Trust Units were de-listed from the TSX and NYSE on June 3, 2010 and June 2, 2010, respectively.
General
On June [16], 2010, the Corporation announced that it was seeking an amendment to the Secured Facility. If approved, the amendment would have the effect of reducing the LIBOR floor for the existing Term Loan B Facility and reducing the interest rate margins on the existing Term B loans. See “Consolidated Capitalization”.
CONSOLIDATED CAPITALIZATION
The following table sets forth the consolidated capitalization of the Trust as at March 31, 2010 and of the Corporation as at June 1, 2010.

	As at March 31, 2010	As at June 1, 2010
Designation	(unaudited)	(unaudited)
	(in Canadian GAAP, Cdn.$ millions, except unit/share amounts)
Bank Debt
Secured Facility(1)
Term Loan A Facility	$275.9	$283.7
Term Loan B Facility	$402.4	$414.5
Revolving Credit Facility	—	—

Total Secured Facility	$678.3	$698.2

Senior Notes(2)	$175.0	$175.0

Total Debt	$853.3	$873.2

Shareholders’/Unitholders’ Capital
Trust Units/Common Shares(3)	$2,770.7	$2,770.9
	(275,635,598 Trust Units)(4)	(275,663,344 Common Shares)

Total Capitalization	$3,624.0	$3,644.1

Notes:

(1)	In connection with the Acquisition, PDC established the Secured Facility which initially provided a senior secured financing of up to approximately U.S.$1.2 billion, consisting of a Term Loan A Facility in an aggregate principal amount of U.S.$400 million, a Term Loan B Facility in an aggregate principal amount of U.S.$400 million and a Revolving Credit Facility in the amount of U.S.$400 million. The Secured Facility is provided to the Corporation, as successor to PDC, by certain lenders and is primarily secured by charges on substantially all present and future property of the Corporation and its material subsidiaries. As of June 1, 2010, the Secured Facility had a blended effective interest rate of approximately 8.4% per annum, before original issue discounts and upfront fees. The Term Loan A Facility was fully drawn by PDC in connection with the Acquisition and at June 1, 2010 consisted of a term loan A-1 facility denominated in U.S. dollars in the amount of U.S.$253.0 million ($264.7 million) and a term loan A-2 facility denominated in Canadian dollars in the amount of $19 million. The Term Loan A Facility is repayable in quarterly installments in aggregate annual amounts equal to 5% of the original principal amount thereof in the first year following the closing date of the Acquisition, 10% of the original principal amount thereof in each of the second and third years following the closing date of the Acquisition and 15% of the original principal amount thereof in the fourth and fifth years following the closing date of the Acquisition, with the balance payable on the final maturity date of December 23, 2013. The Term Loan B Facility was fully drawn by PDC in connection with the Acquisition and at June 1, 2010 consisted of a term loan B-1 facility denominated in U.S. dollars in the amount of U.S.$308.8 million ($323.1 million) and a term loan B-2 facility denominated in U.S. dollars in the amount of U.S.$87.4 million ($91.4 million). The Term Loan B Facility is repayable in quarterly installments in aggregate annual amounts equal to 5% of the original principal amount thereof with the balance payable on the final maturity date of September 30, 2014. The Revolving Credit Facility has been reduced to U.S.$260 million and is available to the Corporation to finance working capital needs and for general corporate purposes.

(2)	The $175 million principal amount of Senior Notes bear interest at 10% per annum. The Senior Notes were issued on April 22, 2009 and have an eight-year term, with one-third of the initial outstanding principal amount being payable on each of the 6th, 7th and 8th anniversaries of the date of their issuance. The Senior Notes are unsecured and have been guaranteed by each subsidiary of the Corporation that has guaranteed the Secured Facility.

(3)	See “Description of Common Shares”.

(4)	Includes 118,820 Exchangeable LP Units.
PRIOR SALES
Prior Sales
The following table summarizes the issuances of Common Shares within the twelve month period prior to the date of this prospectus.

Date of Issuance	Description of Transaction	Number of Common Shares or Securities	Price per Security
March 4, 2010(1)	Issued Common Shares from treasury	100	$1.00

May 31, 2010(2)	Arrangement	275,663,244	N/A

Notes:

(1)	As part of the initial organization of AcquisitionCo (which became the Corporation upon completion of the Arrangement), the Trust subscribed for 100 common shares of AcquisitionCo for an aggregate subscription price of $100.

(2)	Pursuant to the Arrangement, each outstanding Trust Unit and each outstanding Exchangeable LP Unit was exchanged for one Common Share.
Price Range and Trading Volume of the Common Shares
Prior to the completion of the Arrangement, the Trust Units traded on the TSX under the trading symbol “PD.UN” and on the NYSE under the trading symbol “PDS”. Following completion of the Arrangement, the Common Shares began trading on the TSX on June 3, 2010 under the trading symbol “PD” and on the NYSE on June 2, 2010 under the trading symbol “PDS”. The following table sets forth the price range and trading volumes for the Trust Units and for the Common Shares on each of the TSX and NYSE as reported by each of the TSX and NYSE for the periods indicated:

	TSX			NYSE
Period	High	Low	Volume	High	Low	Volume
	($)	($)		(U.S.$)	(U.S.$)
2009
January	10.44	6.02	14,506,658	8.54	4.92	37,803,417
February	6.18	2.51	40,969,569	4.98	2.00	84,452,445
March	3.95	2.65	37,071,585	3.22	2.03	43,678,175
April	6.15	3.30	49,576,115	5.15	2.60	56,965,147
May	7.13	5.35	49,844,427	6.16	4.55	61,408,182
June	7.03	4.91	41,423,339	6.50	4.25	46,661,007
July	6.49	4.69	25,012,332	5.99	4.01	34,202,769
August	6.44	5.89	15,816,648	6.05	5.30	24,243,789
September	8.06	5.87	28,096,283	7.54	5.30	36,484,657

	TSX			NYSE
Period	High	Low	Volume	High	Low	Volume
	($)	($)		(U.S.$)	(U.S.$)
October	8.05	6.36	21,844,752	7.66	5.84	46,422,797
November	7.65	6.76	16,224,533	7.28	6.29	22,661,319
December	7.81	6.92	13,582,934	7.40	6.53	28,264,269

2010
January	9.73	7.65	26,960,807	9.34	7.32	41,879,295
February	9.00	8.02	15,656,093	8.51	7.51	28,774,296
March	8.94	7.34	25,209,477	8.72	7.16	31,984,881
April	8.28	7.29	21,445,215	8.26	7.15	39,541,615
May	7.74	5.99	29,075,215	7.66	5.54	35,904,259
June (1 – 16)	•	•	•	•	•	•
On June 16, 2010, the last trading day prior to the date of this prospectus, the closing price of the Common Shares on the TSX was $• and the closing price of the Common Shares on the NYSE was U.S.$•.
DIVIDEND POLICY
The Corporation does not currently anticipate paying any cash dividends on the Common Shares in the foreseeable future but will review that policy from time to time as circumstances warrant. The Corporation currently intends to retain future earnings, if any, for future operations, expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, the Corporation’s results of operations, current and anticipated cash requirements and surplus, financial condition, restrictions in covenants in financing agreements, solvency tests imposed by corporate law and other factors that the Board of Directors may deem relevant.
USE OF PROCEEDS
Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds to be received by the Corporation from the issue and sale from time to time of Securities will be added to the general funds of the Corporation to be used to repay existing indebtedness of the Corporation (see “Consolidated Capitalization”), to fund capital expenditures and for other general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.
PLAN OF DISTRIBUTION
The Corporation may sell the Securities (i) to underwriters or dealers purchasing as principals, (ii) directly to one or more purchasers, subject to compliance with any applicable dealer or broker-dealer registration requirements, or (iii) through agents in Canada, the United States and elsewhere where permitted by law, for cash or other consideration. The Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities.
The Prospectus Supplement for any of the Securities being offered will set forth the terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities, the proceeds to the Corporation from that sale if determinable, any underwriting fees or discounts and other items constituting underwriters’ compensation, any public offering price, and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.
If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The Securities may also be sold directly by the Corporation at prices and upon terms agreed to by the purchaser and the Corporation or through agents designated by the Corporation from time to time. Any agent involved in the offering and sale of the Securities pursuant to this prospectus will be named, and any commissions payable by the Corporation to that agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.
The Corporation may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this prospectus. Any such commission will be paid out of the Corporation’s general funds. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect thereof.
Any offering of Securities, other than Common Shares, will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, such Securities will not be listed on any securities exchange. Certain dealers may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities or as to the liquidity of the trading market, if any, for such Securities.
Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
DESCRIPTION OF COMMON SHARES
Each Common Share entitles the holder to receive notice of and to attend all meetings of the shareholders of the Corporation other than meetings at which only the holders of another class or series are entitled to vote. Each Common Share entitles the holder to one vote. The holders of Common Shares, in the discretion of the Board of Directors, are entitled to receive out of any monies properly applicable to the payment of dividends, and after the payment of any dividends payable on the Preferred Shares of any series or any other series ranking prior to the Common Shares as to the payment of dividends, any dividends declared and payable on the Common Shares.
Upon any liquidation, dissolution or winding-up of the Corporation, or other distribution of the Corporation’s assets among its Shareholders for the purposes of winding-up the affairs of the Corporation, the holders of the Common Shares are entitled to share on a share-for-share basis in the distribution, except for the prior rights of the holders of the Preferred Shares of any series, or any other class ranking prior to the Common Shares.
There are no pre-emptive or conversion rights and the Common Shares are not subject to redemption. All Common Shares currently outstanding and to be outstanding upon the exercise of any securities convertible into Common Shares, are or will be, fully paid and non-assessable.
In connection with the Arrangement, the Unitholders approved the adoption of a shareholder rights plan for the Corporation (the “Shareholder Rights Plan”). Pursuant to the Shareholder Rights Plan, one right (a “Right”) was issued by the Corporation in respect of each Common Share that was outstanding at the close of business on the Effective Date. One Right will also be issued for each additional Common Share issued after the Effective Date, including in respect of any Common Shares issued pursuant to a Prospectus Supplement, subject to the terms and conditions of the Shareholder Rights Plan.
DESCRIPTION OF PREFERRED SHARES
The Preferred Shares may be issued in one or more series, each series to consist of such number of shares as determined by resolution of the Board of Directors. The Board of Directors, by resolution duly passed before the issue of the Preferred Shares of each series, fix the designation, rights, restrictions, conditions and limitations attaching to the Preferred Shares of each series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of cumulative preferential dividends, the date or dates and places of payment thereof, the date or dates from which such preferential dividends shall accrue, the rights and obligations, if any, of the Corporation to purchase the Preferred Shares of such series and to redeem the same, the price and the terms and conditions of any such purchase or redemption, and conversion rights, if any.
The Preferred Shares of each series will have priority over the Common Shares in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among Shareholders for the purpose of winding up the affairs of the Corporation. The number of Preferred Shares that may be authorized for issuance at any given time can be no more than one half of the issued and outstanding Common Shares at the time of the issuance of such Preferred Shares.
The particular terms and provisions of the Preferred Shares offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Preferred Shares.
DESCRIPTION OF DEBT SECURITIES
The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Debt Securities.
Debt Securities may be offered separately or in combination with one or more other Securities. The Corporation may, from time to time, issue debt securities and incur additional indebtedness other than through the issue of Debt Securities pursuant to this prospectus.
The Debt Securities will be issued under one or more indentures (each, a “Trust Indenture”), in each case between the Corporation and a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee (each, a “Trustee”).
The following description sets forth certain general terms and provisions of the Debt Securities and is not intended to be complete. The particular terms and provisions of the Debt Securities and a description of how the general terms and provisions described below may apply to the Debt Securities will be included in the applicable Prospectus Supplement. The following description is subject to the detailed provisions of the applicable Trust Indenture. Accordingly, reference should also be made to the applicable Trust Indenture, a copy of which will be filed by the Corporation with the securities commission or similar regulatory authority in each of the provinces of Canada after it has been entered into and will be available electronically at www.sedar.com.
General
The Debt Securities may be issued from time to time in one or more series. The Corporation may specify a maximum aggregate principal amount for the Debt Securities of any series and, unless otherwise provided in the applicable Prospectus Supplement, a series of Debt Securities may be reopened for issuance of additional Debt Securities of such series.
Any Prospectus Supplement for Debt Securities supplementing this prospectus will contain the specific terms and other information with respect to the Debt Securities being offered thereby, including:
(a)	the designation, aggregate principal amount and authorized denominations of such Debt Securities;
(b)	any limit upon the aggregate principal amount of such Debt Securities;

(c)	the currency or currency units for which such Debt Securities may be purchased and the currency or currency units in which the principal and any interest is payable (in either case, if other than Canadian dollars);
(d)	the issue price (at par, at a discount or at a premium) of such Debt Securities;
(e)	the date or dates on which such Debt Securities will be issued and delivered;
(f)	the date or dates on which such Debt Securities will mature, including any provision for the extension of a maturity date, or the method of determination of such date(s);
(g)	the rate or rates per annum (either fixed or floating) at which such Debt Securities will bear interest (if any) and, if floating, the method of determination of such rate;
(h)	the date or dates from which any such interest will accrue and on which such interest will be payable and the record date or dates for the payment of such interest, or the method of determination of such date(s);
(i)	if applicable, the provisions for subordination of such Debt Securities to other indebtedness of the Corporation;
(j)	the Trustee under the Trust Indenture pursuant to which such Debt Securities are to be issued;
(k)	any redemption term or terms under which such Debt Securities may be defeased whether at or prior to maturity;
(l)	any repayment or sinking fund provisions;
(m)	any events of default applicable to such Debt Securities;
(n)	whether such Debt Securities are to be issued in registered form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;
(o)	any exchange or conversion terms and any provisions for the adjustment thereof;
(p)	if applicable, the ability of the Corporation to satisfy all or a portion of any redemption of such Debt Securities, any payment of any interest on such Debt Securities or any repayment of the principal owing upon the maturity of such Debt Securities through the issuance of securities of the Corporation or of any other entity, and any restriction(s) on the persons to whom such securities may be issued;
(q)	the provisions applicable to the modification of the terms of the Trust Indenture; and
(r)	any other specific terms or covenants applicable to such Debt Securities.
The Corporation reserves the right to include in a Prospectus Supplement specific terms pertaining to the Debt Securities which are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Debt Securities.

Ranking
The Debt Securities will be direct unsecured obligations of the Corporation. The Debt Securities will be senior or subordinated indebtedness of the Corporation as described in the applicable Prospectus Supplement. If the Debt Securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of the Corporation from time to time issued and outstanding which is not subordinated. If the Debt Securities are subordinated indebtedness, they will be subordinated to senior indebtedness of the Corporation as described in the applicable Prospectus Supplement, and they will rank equally and rateably with other subordinated indebtedness of the Corporation from time to time issued and outstanding as described in the applicable Prospectus Supplement. The Corporation reserves the right to specify in a Prospectus Supplement whether a particular series of subordinated Debt Securities is subordinated to any other series of subordinated Debt Securities.
Registration of Debt Securities
Debt Securities in Book Entry Form
Debt Securities of any series may be issued in whole or in part in the form of one or more global securities (“Global Securities”) registered in the name of a designated clearing agency (a "Depositary”) or its nominee and held by or on behalf of the Depositary in accordance with the terms of the applicable Trust Indenture. The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will, to the extent not described herein, be described in the Prospectus Supplement relating to such series.
A Global Security may not be transferred, except as a whole between the Depositary and a nominee of the Depositary or as between nominees of the Depositary, or to a successor Depositary or nominee thereof, until it is wholly exchanged for Debt Securities in certificated non-book-entry form in accordance with the terms of the applicable Trust Indenture. So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Trust Indenture and payments of principal of and interest, if any, on the Debt Securities represented by a Global Security will be made by the Corporation to the Depositary or its nominee.
Owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated non-book-entry form, will not be considered the owners or holders thereof under the applicable Trust Indenture and will be unable to pledge Debt Securities as security.
No Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:
(a)	there is a requirement to do so under applicable law;
(b)	the book-entry system ceases to exist;
(c)	the Corporation or the Depositary advise the Trustee that the Depositary is no longer willing or able to properly discharge its responsibilities as depositary with respect to the Debt Securities and the Corporation is unable to locate a qualified successor;
(d)	the Corporation decides, at its option, to terminate the book-entry system through the Depositary; or
(e)	if provided for in the Trust Indenture, after the occurrence of an event of default thereunder (provided the Trustee has not waived the event of default in accordance with the terms of the Trust Indenture), participants acting on behalf of beneficial holders representing, in aggregate, a threshold percentage of the aggregate principal amount of the Debt Securities then outstanding advise the Depositary in writing that the continuation of a book-entry system through the Depositary is no longer in their best interest, whereupon such Global Security shall be exchanged for certificated non-book-entry Debt Securities of the same series in an aggregate principal amount equal to the principal amount of such Global Security and registered in such names and denominations as the Depositary may direct.
Principal and interest payments, if any, on the Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or it’s nominee, as the case may be, as the registered owner of such Global Security. Neither the Corporation, the Trustee nor any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
The Corporation, any underwriters, dealers or agents and any Trustee identified in an accompanying Prospectus Supplement, as applicable, will not have any liability or responsibility for (i) records maintained by the Depositary relating to beneficial ownership interests in the Debt Securities held by the Depositary or the book-entry accounts maintained by the Depositary, (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership interests, or (iii) any advice or representation made by or with respect to the Depositary and contained in this prospectus or in any Prospectus Supplement or Trust Indenture with respect to the rules and regulations of the Depositary or at the direction of Depositary participants.
Unless otherwise stated in the applicable Prospectus Supplement, CDS Clearing and Depository Services Inc. or its successor will act as Depositary for any Debt Securities represented by a Global Security.
Debt Securities in Certificated Form
Debt Securities of any series may be issued in whole or in part in registered form as provided in the applicable Trust Indenture.
In the event that the Debt Securities are issued in certificated non-book-entry form, principal and interest, if any, will be payable, the transfer of such Debt Securities will be registerable and such Debt Securities will be exchangeable for Debt Securities in other denominations of a like aggregate principal amount at the office or agency maintained by the Corporation. Payment of principal and interest, if any, on Debt Securities in certificated non-book-entry form may be made by cheque mailed to the address of the holders entitled thereto.
Subject to the foregoing limitations, Debt Securities of any authorized form or denomination issued under the applicable Trust Indenture may be transferred or exchanged for Debt Securities of any other authorized form or denomination or denominations, any such transfer or exchange to be for an equivalent aggregate principal amount of Debt Securities of the same series, carrying the same rate of interest and same redemption and other provisions as the Debt Securities so transferred or exchanged. Exchanges of Debt Securities of any series may be made at the offices of the applicable Trustee and at such other places as the Corporation may from time to time designate with the approval of the applicable Trustee and may be specified in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the applicable Trustee will be the registrar and transfer agent for the Debt Securities issued under the applicable Trust Indenture.
DESCRIPTION OF WARRANTS
This section describes the general terms that will apply to any warrants (the “Warrants”) for the purchase of Common Shares (the “Common Share Warrants”), for the purchase of Preferred Shares (the "Preferred Share Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).
Warrants may be offered separately or in combination with one or more other Securities. Each series of Warrants will be issued under a separate Warrant agreement to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent. A copy of the Warrant agreement will be filed by the Corporation with the securities commission or similar regulatory authority in each of the provinces of Canada after it has been entered into by the Corporation and will be available electronically at www.sedar.com.
The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.
Common Share Warrants
The particular terms of each issue of Common Share Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:
(a)	the designation and aggregate number of Common Share Warrants;
(b)	the price at which the Common Share Warrants will be offered;
(c)	the currency or currencies in which the Common Share Warrants will be offered;
(d)	the date on which the right to exercise the Common Share Warrants will commence and the date on which the right will expire;
(e)	the number of Common Shares that may be purchased upon exercise of each Common Share Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Common Share Warrant;
(f)	the designation and terms of any securities with which the Common Share Warrants will be offered, if any, and the number of the Common Share Warrants that will be offered with each security;
(g)	the date or dates, if any, on or after which the Common Share Warrants and the related securities will be transferable separately;
(h)	whether the Common Share Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions; and
(i)	any other material terms or conditions of the Common Share Warrants.
Preferred Share Warrants
The particular terms of each issue of Preferred Share Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:
(a)	the designation and aggregate number of Preferred Share Warrants;
(b)	the price at which the Preferred Share Warrants will be offered;
(c)	the currency or currencies in which the Preferred Share Warrants will be offered;
(d)	the date on which the right to exercise the Preferred Share Warrants will commence and the date on which the right will expire;

(e)	the number of Preferred Shares that may be purchased upon exercise of each Preferred Share Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Preferred Share Warrant;
(f)	the designation and terms of any securities with which the Preferred Share Warrants will be offered, if any, and the number of the Preferred Share Warrants that will be offered with each security;
(g)	the date or dates, if any, on or after which the Preferred Share Warrants and the related securities will be transferable separately;
(h)	whether the Preferred Share Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions; and
(i)	any other material terms or conditions of the Preferred Share Warrants.
Debt Warrants
The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:
(a)	the designation and aggregate number of Debt Warrants;
(b)	the price at which the Debt Warrants will be offered;
(c)	the currency or currencies in which the Debt Warrants will be offered;
(d)	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;
(e)	the designation and terms of any securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each security;
(f)	the date or dates, if any, on or after which the Debt Warrants and the related securities will be transferable separately;
(g)	the principal amount of Debt Securities that maybe purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each Debt Warrant;
(h)	the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;
(i)	the minimum or maximum amount of Debt Warrants that may be exercised at any one time;
(j)	whether the Debt Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and
(k)	any other material terms or conditions of the Debt Warrants.
DESCRIPTION OF SUBSCRIPTION RECEIPTS
The particular terms and provisions of Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable:

(a)	the number of Subscription Receipts;
(b)	the price at which the Subscription Receipts will be offered;
(c)	the procedures for the exchange of the Subscription Receipts into Common Shares or other securities;
(d)	the number of Common Shares or other securities that may be obtained upon exercise of each Subscription Receipt;
(e)	the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Common Share or security;
(f)	the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon; and
(g)	any other material terms and conditions of the Subscription Receipts.
Subscription Receipts may be offered separately or in combination with one or more other Securities. The Subscription Receipts will be issued under a Subscription Receipt agreement. A copy of the Subscription Receipt agreement will be filed by the Corporation with the securities commission or similar regulatory authority in each of the provinces of Canada after it has been entered into by the Corporation and will be available electronically at www.sedar.com.
Pursuant to the Subscription Receipt agreement, original purchasers of Subscription Receipts will have a contractual right of rescission against the Corporation, following the issuance of the underlying Common Shares or other securities to such purchasers upon the surrender or deemed surrender of the Subscription Receipts, to receive the amount paid for the Subscription Receipts in the event that this prospectus and any amendment thereto contains a misrepresentation or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days from the closing date of the offering of Subscription Receipts.
DESCRIPTION OF UNITS
Units are a security comprised of one or more of the other Securities described in this prospectus offered together as a “unit”. Units are typically issued so that the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The Unit agreement under which a Unit is issued may provide that the Securities comprising the unit may not be held or transferred separately at any time or at any time before a specified date.
The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in fully registered or global form; and (iv) any other material terms and conditions of the Units.
RISK FACTORS
An investment in the Securities is subject to certain risks. Investors should carefully review and consider the risks described below and all other information contained in this prospectus and any Prospectus Supplement before making an investment decision and consult their own experts where necessary. In addition to the risk factors outlined below, investors are directed to the risk factors set forth under the heading “Risk Factors — Risks Relating to the Business Currently Conducted by Precision” in the AIF which are applicable to the business being carried on by the Corporation, as successor to the Trust.

The price of the Common Shares may experience volatility.
The price of the Common Shares may be volatile. Some of the factors that could affect the price of the Common Shares are quarterly increases or decreases in revenue, earnings or cash flow from operations, payment of any cash dividends made by the Corporation, changes in revenue, earnings or cash flow estimates by the investment community and speculation in the press or investment community about the Corporation’s financial condition or results of operations. General market conditions and Canadian, United States or international economic factors and political events unrelated to the performance of the Corporation may also affect the price of Common Shares. For these reasons, investors should not rely on past trends to predict the future price of Common Shares or the Corporation’s financial results.
Sales of additional Common Shares could negatively affect the value of the Common Shares.
The Corporation may issue additional Common Shares in the future to directly or indirectly fund capital expenditure requirements of the Corporation and other entities now or hereafter owned directly or indirectly by the Corporation, including to finance acquisitions by those entities and for other general corporate purposes, including operations and the repayment of indebtedness. Such additional Common Shares may be issued without the approval of Shareholders. Shareholders have no pre-emptive rights in connection with such additional issues. The Board of Directors has discretion in connection with the price and the other terms of the issue of such additional Common Shares.
There is no market through which the Securities (other than the Common Shares) may be sold.
There is currently no market through which any of the Securities, other than the Common Shares, may be sold and the purchasers of such Securities may not be able to resell such securities purchased under this prospectus and any Prospectus Supplement. There can be no assurance that a secondary market will develop for any of the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units that may be issued under this prospectus or that any secondary market which does develop will continue. This may affect the pricing of such Securities in the secondary market, if any, the transparency and availability of trading prices, the liquidity of the Securities and the extent of regulation of such Securities.
The public offering prices of the Securities may be determined by negotiation between the Corporation and underwriters based on several factors and may bear no relationship to the prices at which Securities will trade in the public market subsequent to such offering. See “Plan of Distribution”.
Credit ratings may not reflect all risks of an investment in Debt Securities and may change.
Credit ratings may not reflect all risks associated with an investment in Debt Securities. Any credit ratings applied to Debt Securities are an assessment of the Corporation’s ability to pay its obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of Debt Securities. The credit ratings, however, may not reflect the potential impact of risks related to market or other factors on the value of Debt Securities. There is no assurance that any credit rating assigned to Debt Securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.
Increases in interest rates may cause the market price or value of Debt Securities to decline.
The market price or value of Debt Securities may decline as prevailing interest rates for comparable debt instruments rise.

Debt Securities will be effectively subordinated to creditors of the Corporation’s subsidiaries, partnerships and other entities.
The Corporation conducts its business through a number of corporate and partnership subsidiaries. The Debt Securities will be effectively subordinated to claims of creditors of the Corporation’s subsidiaries, in that the Corporation’s right to participate as a securityholder or partner in the distribution of the assets of any subsidiary upon any such distribution would be subject to the prior claims of the creditors of such subsidiary.
The Corporation may be unable to obtain access to additional financing.
The Corporation may find it necessary in the future to obtain additional debt or equity financing to support ongoing operations, to undertake capital expenditures, to repay existing indebtedness (including the Secured Facilities and the Senior Notes) or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Corporation when needed or on terms acceptable or favourable to the Corporation. The Corporation’s inability to obtain financing to support ongoing operations or to fund capital expenditures, acquisitions, debt repayments or other business combination transactions could limit the Corporation’s growth and may have a material adverse effect upon the Corporation.
The Corporation has retained liabilities as a consequence of prior reorganizations.
The Corporation, the successor entity to the Trust following the Arrangement and to amalgamations involving its predecessor companies, has assumed or retained all liabilities of its predecessor companies, including liabilities relating to corporate and income tax matters.
The Corporation could face negative tax consequences for previous transactions.
The business and operations of the Trust prior to the completion of the Arrangement were complex and the Trust executed a number of significant financings, business combinations, acquisitions and dispositions over the course of its history. The computation of income taxes payable as a result of these transactions involves many complex factors as well as the Corporation’s interpretation of relevant tax legislation and regulations. As part of the Arrangement, and prior to the termination of the Trust, the Corporation assumed all of the obligations and liabilities of the Trust. The Corporation believes that the provision for income tax is adequate and in accordance with Canadian GAAP and applicable legislation and regulations. However, there are a number of tax filing positions that can still be the subject of review by taxation authorities who may successfully challenge the Corporation’s interpretation of the applicable tax legislation and regulations, with the result that additional taxes could be payable by the Corporation and the amount owed, with estimated interest but without penalties, could be up to $403 million as of March 31, 2010. Any increase in tax liability would reduce the net assets of and funds available to the Corporation.
If the Corporation does not constitute a “qualified foreign corporation” for United States federal income tax purposes, non-corporate U.S. holders of the Corporation’s Shares may be taxed at a higher rate on dividends.
The Corporation expects that any dividends that it may pay to non-corporate U.S. holders (including individual U.S. holders) that are treated as dividends for United States federal income tax purposes will be treated as qualified dividend income eligible for the reduced maximum rate to individuals of 15% (5% for individuals in lower tax brackets). However, if the Corporation does not constitute a “qualified foreign corporation” for United States federal income tax purposes, and as a result such dividends to non-corporate U.S. holders do not qualify for this reduced maximum rate, such holders will be subject to tax on such dividends at ordinary income rates (currently at a maximum federal income tax rate of 35%). In addition, under current law, the preferential tax rate for qualified dividend income will not be available for taxable years beginning after December 31, 2010.

The Corporation may become a passive foreign investment company (“PFIC”), which could result in adverse United States tax consequences to United States investors.
     The Corporation does not believe that it is, or will be treated as, a PFIC for United States tax purposes. Since PFIC status is determined on an annual basis and will depend on the composition of the Corporation’s income and assets from time to time, it is possible that the Corporation could be considered a PFIC in 2010 or a future taxable year. Such characterization could result in adverse United States tax consequences to a United States investor. In particular, a United States investor would be subject to United States federal income tax at ordinary income rates, plus a possible interest charge, in respect of any gain derived from a disposition of the Corporation’s shares, as well as certain distributions by the Corporation. In addition, a step-up in the tax basis of the Corporation’s shares would not be available upon the death of an individual holder.
If a United States investor acquires 10% or more of the Common Shares it may be subject to taxation under the CFC rules.
Under certain circumstances, a United States person (“10% U.S. Shareholder”) who directly or indirectly owns 10% or more of the voting power of a foreign corporation that is a controlled foreign corporation (“CFC”) (generally, a foreign corporation in which 10% U.S. Shareholders own more than 50% of the voting power or value of the stock of the foreign corporation) for an uninterrupted period of 30 days or more during a taxable year and who holds any shares of the foreign corporation on the last day of the corporation’s tax year must include in gross income for United States federal income tax purposes its pro rata share of certain income of the CFC even if such share is not distributed to such person. The Corporation is not presently a CFC, but this could change in the future.
The Corporation expects to maintain its status as a “foreign private issuer” in the United States and thus will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.
As a “foreign private issuer” the Corporation is exempt from certain rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. The directors and officers of the Corporation and principal Shareholders of the Corporation are exempt from the insider reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, the Corporation may not be required to file periodic reports and financial statements with the SEC as frequently or as promptly, or in the same form, as United States companies whose securities are registered under the Exchange Act, nor is it generally required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. Accordingly, there may be less information concerning the Corporation publicly available than there is for United States public companies and such information may not be provided as promptly or in the same form. In addition, the Corporation is permitted, under a multi jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with Canadian GAAP (which after January 1, 2011, will consist of International Financial Reporting Standards as adopted by the International Accounting Standards Board), which differ in some respects from U.S. GAAP.
ENFORCEABILITY OF CIVIL LIABILITIES
The Corporation exists under the laws of the Province of Alberta. Some of the Corporation’s directors and officers and experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the United States. The Corporation has appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of the Corporation and the civil liability of the directors, officers and experts under the United States federal securities laws. The Corporation has filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning an offering of Securities.
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province in which the purchaser resides for the particulars of these rights or consult with a legal advisor.
INTEREST OF EXPERTS
Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of such Securities will be passed upon on behalf of the Corporation by Bennett Jones LLP, with respect to matters of Canadian law, Felesky Flynn LLP, with respect to matters of Canadian federal income tax law, Osler, Hoskin & Harcourt LLP, with respect to matters of United States law and Mayer Brown LLP, with respect to matters of United States federal income tax law. As at the date hereof, the partners and associates of each of Bennett Jones LLP, Felesky Flynn LLP, Osler, Hoskin & Harcourt LLP and Mayer Brown LLP, as a group, each owned, directly or indirectly, less than 1% of the outstanding Common Shares.
KPMG LLP is the Corporation’s independent registered chartered accountant and is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

AUDITORS’ CONSENT
Consent of KPMG LLP
We have read the preliminary short form base shelf prospectus dated June 17, 2010 relating to the sale and issue of common shares, preferred shares, debt securities, warrants, subscription receipts and units of Precision Drilling Corporation. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report to the unitholders of Precision Drilling Trust on the consolidated balance sheets of the Trust as at December 31, 2009 and 2008 and the consolidated statements of earnings and retained earnings (deficit) and cash flow for each of the years in the three-year period ended December 31, 2009. Our report is dated March 10, 2010.
We also consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report to the board of directors of 1521500 Alberta Ltd. on the balance sheet of 1521500 Alberta Ltd. as at April 7, 2010. Our report is dated April 7, 2010.
(signed) “KPMG LLP”
Calgary, Canada
June 17, 2010

CERTIFICATE OF THE CORPORATION
Dated:  June 17, 2010
This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada.
PRECISION DRILLING CORPORATION

(signed) “Kevin A. Neveu” President and Chief Executive Officer	(signed) “Douglas J. Strong” Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS

(signed) “Robert J.S. Gibson” Director	(signed) “Allen R. Hagerman” Director

C-1

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Certain Persons
     Under the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may indemnify a present or former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or that body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Indemnification in connection with a derivative action may require court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits in the person’s defense of the action or proceeding, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.
     The bylaws of the Registrant provide that, subject to the limitations contained in the ABCA, the Registrant shall indemnify a director or officer or a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant, if: (i) he or she acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.
EXHIBITS
     The following exhibits have been filed as part of this Registration Statement.

Exhibit
Number	Description
4.1
Annual information form of Precision Drilling Trust (the “Trust”) for the year ended December 31, 2009 dated March 25, 2010 (incorporated by reference to Exhibit 99.1 to the Trust’s report on Form 40-F filed by the Trust on March 30, 2010).

4.2
Audited comparative consolidated financial statements of the Trust as at December 31, 2009 and 2008 for each of the years in the three-year period ended December 31, 2009, together with the notes thereto and the auditors’ report thereon (incorporated by reference to Exhibit 99.3 to the Trust’s report on Form 40-F filed by the Trust on March 30, 2010).

4.3
Management’s discussion and analysis of the financial condition and results of operations of the Trust for the year ended December 31, 2009 (incorporated by reference to Exhibit 99.2 to the Trust’s report on Form 40-F filed by the Trust on March 30, 2010).

4.4
Unaudited interim consolidated financial statements of the Trust as at and for the three month period ended March 31, 2010, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Trust’s report on Form 6-K filed by the Trust on May 11, 2010).

II-1

Exhibit
Number	Description
4.5
Management’s discussion and analysis of the financial condition and results of operations of the Trust for the three month period ended March 31, 2010 (incorporated by reference to Exhibit 99.1 to the Trust’s report on Form 6-K filed by the Trust on May 11, 2010).

* 4.6
Material change report of the Trust dated February 16, 2010 with respect to the plan of arrangement under Section 193 of the ABCA involving, among other things, the conversion of the Trust from an income fund structure to a corporate structure (the “Arrangement”).

4.7
Management information circular of the Trust dated April 7, 2010, including the financial statements set forth in Appendices “F” and “G” thereto (incorporated by reference to Exhibit 1 to the Trust’s report on Form 6-K filed by the Trust on April 15, 2010).

4.8
Material change report of Precision Drilling Corporation (the “Corporation”) dated June 1, 2010 with respect to the completion of the Arrangement (incorporated by reference to Exhibit 99.2 to the Corporation’s report on Form 6-K filed by the Corporation on June 1, 2010).

** 4.9	Consent of KPMG LLP Calgary to be filed with the Alberta Securities Commission.
** 4.10	Consent of Felesky Flynn LLP to be filed with the Alberta Securities Commission.
** 4.11	Consent of TD Securities Inc. to be filed with the Alberta Securities Commission.
* 5.1	Consent of KPMG LLP Calgary.
* 5.2	Consent of Felesky Flynn LLP.
* 5.3	Consent of TD Securities Inc.
6.1	Power of attorney (included in Part III of this registration statement).

*	Filed herewith.

**	To be filed by amendment.

II-2

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.
     Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 17th day of June, 2010.

PRECISION DRILLING CORPORATION
By:	/s/ Douglas J. Strong
	Name:	Douglas J. Strong
	Title:	Chief Financial Officer

III-2

POWERS OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of Douglas J. Strong and Kenneth J. Haddad his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on the 17th day of June, 2010.

/s/ Kevin A. Neveu Kevin A. Neveu	Chief Executive Officer Precision Drilling Corporation
/s/ Douglas J. Strong Douglas J. Strong	Chief Financial Officer Precision Drilling Corporation
/s/ Leonard C. Gambles Leonard C. Gambles	Chief Accounting Officer, Precision Drilling Corporation
/s/ William T. Donovan William T. Donovan	Director
/s/ W.C. (Mickey) Dunn W.C. (Mickey) Dunn	Director
/s/ Brian A. Felesky Brian A. Felesky	Director
/s/ Stephen J.J. Letwin Stephen J.J. Letwin	Director

III-3

/s/ Robert J. Gibson Robert J. Gibson	Director
/s/ Allen R. Hagerman Allen R. Hagerman	Director
/s/ Patrick M. Murray Patrick M. Murray	Director
/s/ Kevin A. Neveu Kevin A. Neveu	Director
Frederick W. Pheasey	Director
/s/ Robert L. Phillips Robert L. Phillips	Director
/s/ Trevor M. Turbidy Trevor M. Turbidy	Director

III-4

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Precision Drilling Corporation in the United States, in the City of Houston, State of Texas, on June 17, 2010.

PRECISION DRILLING CORPORATION (Authorized Representative)
By:	/s/ Kenneth J. Haddad
	Name:	Kenneth J. Haddad
	Title:	Vice President, Business Development

III-5

EXHIBIT INDEX

Exhibit
Number	Description
4.1
Annual information form of Precision Drilling Trust (the “Trust”) for the year ended December 31, 2009 dated March 25, 2010 (incorporated by reference to Exhibit 99.1 to the Trust’s report on Form 40-F filed by the Trust on March 30, 2010).

4.2
Audited comparative consolidated financial statements of the Trust as at December 31, 2009 and 2008 for each of the years in the three-year period ended December 31, 2009, together with the notes thereto and the auditors’ report thereon (incorporated by reference to Exhibit 99.3 to the Trust’s report on Form 40-F filed by the Trust on March 30, 2010).

4.3
Management’s discussion and analysis of the financial condition and results of operations of the Trust for the year ended December 31, 2009 (incorporated by reference to Exhibit 99.2 to the Trust’s report on Form 40-F filed by the Trust on March 30, 2010).

4.4
Unaudited interim consolidated financial statements of the Trust as at and for the three month period ended March 31, 2010, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Trust’s report on Form 6-K filed by the Trust on May 11, 2010).

4.5
Management’s discussion and analysis of the financial condition and results of operations of the Trust for the three month period ended March 31, 2010 (incorporated by reference to Exhibit 99.1 to the Trust’s report on Form 6-K filed by the Trust on May 11, 2010).

* 4.6
Material change report of the Trust dated February 16, 2010 with respect to the plan of arrangement under Section 193 of the ABCA involving, among other things, the conversion of the Trust from an income fund structure to a corporate structure (the “Arrangement”).

4.7
Management information circular of the Trust dated April 7, 2010, including the financial statements set forth in Appendices “F” and “G” thereto (incorporated by reference to Exhibit 1 to the Trust’s report on Form 6-K filed by the Trust on April 15, 2010).

4.8
Material change report of Precision Drilling Corporation (the “Corporation”) dated June 1, 2010 with respect to the completion of the Arrangement (incorporated by reference to Exhibit 99.2 to the Corporation’s report on Form 6-K filed by the Corporation on June 1, 2010).

** 4.9	Consent of KPMG LLP Calgary to be filed with the Alberta Securities Commission.
** 4.10	Consent of Felesky Flynn LLP to be filed with the Alberta Securities Commission.
** 4.11	Consent of TD Securities Inc. to be filed with the Alberta Securities Commission.
* 5.1	Consent of KPMG LLP Calgary.
* 5.2	Consent of Felesky Flynn LLP.
* 5.3	Consent of TD Securities Inc.
6.1	Power of attorney (included in Part III of this registration statement).

*	Filed herewith.

**	To be filed by amendment.